Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Fourth Quarter & Fiscal 2011 Results
For the Quarter, Prestige Reports Record Revenues Driven by
the Completion of Two Acquisitions and Strong OTC Organic Growth

Irvington, NY, May 12, 2011 (Business Wire)-Prestige Brands Holdings, Inc. (NYSE: PBH) today announced results for the fourth fiscal quarter and full year ended March 31, 2011.

Revenues for the fourth fiscal quarter were $96.4 million, $26.4 million or 37.8% above the prior year's quarter. Revenues of the acquired Blacksmith Brands and Dramamine® brand, completed November 1, 2010 and January 6, 2011, respectively, accounted for $23.6 million of the increase while organic revenues for the Company grew $2.8 million or 4.1% during the current quarter over the prior year comparable quarter. The Company's revenue from its organic five core OTC brands (Chloraseptic®, Clear Eyes®, Compound W®, Little Remedies® and The Doctor's® NightGuard®) increased 8.4% over the prior year comparable quarter.

Gross profit for the fourth fiscal quarter was $46.3 million, $11.3 million or 32.5% above the prior year comparable quarter of $35.0 million. Excluding charges associated with inventory valuation step-up adjustments of $3.7 million related to the Blacksmith Brands and Dramamine acquisitions, gross profit would have been $50.0 million in the current quarter. Gross margin was 48.1% in the current quarter, which was negatively impacted by 3.8 percentage points from the inventory step-up charges noted above. Excluding these charges, gross margin would have improved to 51.9% from 50.0% in the prior year comparable quarter, primarily as a result of a higher proportion of revenue generated from the Over-the-Counter Healthcare (“OTC”) segment. During the quarter the Company continued to invest strongly behind Advertising and Promotion (“A&P”) in support of its core brands within the OTC segment and the acquired brands. A&P for the quarter was $14.1 million, $7.6 million or 115.8% above the prior year comparable quarter of $6.5 million.

Operating income for the fourth fiscal quarter was $18.6 million or 5.4% higher than the prior year comparable quarter of $17.7 million. Operating income included $4.5 million of costs associated with the acquisitions of Blacksmith and Dramamine, including the inventory step-up charges noted above. Excluding these charges, operating income would have been $23.1 million for the quarter, $5.4 million or 31.0% above the prior year comparable quarter.

Income from continuing operations for the fourth fiscal quarter was $6.4 million and was negatively impacted by the above noted costs associated with the acquisitions of $2.4 million, net of related tax effects. Income from continuing operations for the fourth fiscal quarter of the prior year was $5.8 million and was negatively impacted by $1.3 million of a loss on the extinguishment of debt, net of related tax effects. Excluding these impacts, income from continuing operations would have been $8.8 million for the current year fourth fiscal quarter compared to $7.1 million for the prior year fourth fiscal quarter, an increase of 23.8%.

Diluted earnings per share from continuing operations was $0.13 for the fourth fiscal quarter, which included costs associated with the Blacksmith and Dramamine acquisitions, compared to $0.12 in the prior year comparable quarter, which included a loss on the extinguishment of debt. Excluding the impact of these charges in each quarter, diluted earnings per share from continuing operations in the fourth fiscal quarter would have been $0.18 compared to $0.14 in the prior year comparable quarter, an increase of 28.6%.

Commentary:

“Fiscal 2011 has been an extremely productive and transformative year for Prestige Brands,” said Matthew M. Mannelly, President and CEO. “In particular, we are pleased that the Company delivered 4.1% organic revenue growth in the quarter, exclusive of acquisitions. Our strategy to build brands through increased, innovative and effective A&P support is delivering the expected results. In addition to revenue growth, this is evidenced through accelerating consumption growth trends. For the fourth quarter, consumption for the Company's brands grew 20.6%, up from 14.2% in the third quarter, 3.4% in the second quarter and a negative 6.4% in the first quarter. We have also completed the integration of the acquisitions of Blacksmith Brands and Dramamine and are now focused on developing the long-term potential for these exciting brands. Looking forward, we intend to continue to invest significantly in our core OTC brands to drive long-term sustainable growth and have clear goals to build on the success and momentum heading into fiscal 2012.”

Results by Segment for the Fourth Fiscal Quarter

Revenues for the OTC Healthcare segment in the fourth fiscal quarter were $71.6 million, an increase of 66.5% over the prior year comparable quarter revenues of $43.0 million, primarily due to the addition of the acquired brands in the current year quarter. In addition, our five organic core OTC brands grew 8.4% compared to the prior year comparable quarter, led by increases in Little Remedies®, Chloraseptic®, Clear Eyes®, and Compound W®, slightly offset by a decline in The Doctor's®.

Revenues for the Household Cleaning segment for the fourth fiscal quarter were $24.8 million, an 8.1% decrease over the prior year comparable quarter revenues of $27.0 million. Comet®, Spic and Span® and Chore Boy® continued to face negative category consumption trends and competitive pressures at retail.

Fiscal Year 2011

Revenues for the fiscal year 2011 were $336.5 million, an increase of 15.0% over the prior year's revenues of $292.6 million. Revenues of the acquired Blacksmith Brands and Dramamine® brand, accounted for $38.8 million or 13.3% of the increase while organic revenues for the Company grew $5.1 million or 1.7% during the current year over the prior year.

Income from continuing operations for fiscal 2011 of $29.2 million was 9.0% lower than fiscal 2010 income from continuing operations of $32.1 million. Income from continuing operations for fiscal 2011 was negatively impacted by costs of $10.5 million associated with the above noted acquisitions and $0.2 million of a loss associated with the extinguishment of debt, net of related tax effects. Income from continuing operations for fiscal 2010 was negatively impacted by $1.3 million of a loss on the extinguishment of debt, net of related tax effects. Excluding these impacts, income from continuing operations would have been $39.9 million for the current fiscal year compared to $33.4 million for the prior fiscal year, an increase of 19.3%.

Diluted earnings per share from continuing operations for fiscal 2011 was $0.58, which included the costs associated with the Blacksmith and Dramamine acquisitions and the extinguishment of debt, compared to $0.64 in the prior fiscal year, which included a loss on the extinguishment of debt. Excluding the impact of these charges in each fiscal year, diluted earnings per share from continuing operations in fiscal 2011 would have been $0.79 compared to $0.67 in the prior fiscal year, an increase of 17.9%.
Free Cash Flow and Debt

Free cash flow is a “non-GAAP financial measure” and is presented here because management believes it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions.

The company defines “free cash flow” as operating cash flow minus capital expenditures.

The Company's free cash flow for the fourth fiscal quarter ended March 31, 2011 was $24.8 million, an increase of 185.5% over the prior year comparable period's free cash flow of $8.7 million. For fiscal year 2011, free cash flow totaled $86.0 million, composed of operating cash flow of $86.7 million minus capital expenditures of $0.7 million. This compares to the prior year free cash flow of $58.7 million, composed of operating cash flow of $59.4 million minus capital expenditures of $0.7 million.

Total indebtedness at March 31, 2011 was $492.0 million, reflecting a recent pay down of $17.5 million. Cash on the balance sheet totaled $13.3 million at March 31, 2011.

Conference Call and Accompanying Slide Presentation

The Company will host a conference call to review its fourth quarter and year end results on May 12, 2011 at 8:30am EDT. The toll-free dial-in numbers are 866-800-8652 within North America and 617-614-2705 outside of North America. The conference pass code is “prestige”. The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 60983170.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, The Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops and Dramamine® motion sickness treatment.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws and that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding our intentions regarding development of the brands that we acquired during fiscal year 2011 and our outlook and plans for the markets in which we compete. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except share data)	2011	2010	2011	2010
Revenues
Net sales	$95,629	$66,374	$333,715	$287,552
Other revenues	734	3,567	2,795	5,050
Total revenues	96,363	69,941	336,510	292,602

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	50,058	34,984	165,632	139,158
Gross profit	46,305	34,957	170,878	153,444

Operating Expenses
Advertising and promotion	14,122	6,544	42,897	30,923
General and administrative	11,019	8,108	41,960	34,195
Depreciation and amortization	2,540	2,633	9,876	10,001
Total operating expenses	27,681	17,285	94,733	75,119

Operating income	18,624	17,672	76,145	78,325

Other expense
Interest expense, net	8,809	6,082	27,317	22,935
Loss on extinguishment of debt	—	2,656	300	2,656
Total other expense	8,809	8,738	27,617	25,591

Income from continuing operations before income taxes	9,815	8,934	48,528	52,734
Provision for income taxes	3,401	3,133	19,349	20,664
Income from continuing operations	6,414	5,801	29,179	32,070

Discontinued Operations
Income (loss) from discontinued operations, net of income tax	—	(2,514)	591	(112)
Gain (loss) on sale of discontinued operations, net of income tax	—	—	(550)	157
Net income	$6,414	$3,287	$29,220	$32,115

Basic earnings per share:
Income from continuing operations	$0.13	$0.12	$0.58	$0.64
Income (loss) from discontinued operations and gain (loss) from sale of discontinued operations	—	(0.05)	—	—
Net income	$0.13	$0.07	$0.58	$0.64

Diluted earnings per share:
Income from continuing operations	$0.13	$0.12	$0.58	$0.64
Income (loss) from discontinued operations and gain (loss) from sale of discontinued operations	—	(0.05)	—	—
Net income	$0.13	$0.07	$0.58	$0.64

Weighted average shares outstanding:
Basic	50,129	50,030	50,081	50,013
Diluted	50,555	50,105	50,338	50,085

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31,
Assets	2011	2010
Current assets
Cash and cash equivalents	$13,334	$41,097
Accounts receivable	44,393	30,621
Inventories	39,751	27,676
Deferred income tax assets	5,292	6,353
Prepaid expenses and other current assets	4,812	4,917
Current assets of discontinued operations	—	1,486
Total current assets	107,582	112,150

Property and equipment	1,444	1,396
Goodwill	154,896	111,489
Intangible assets	786,361	554,359
Other long-term assets	6,635	7,148
Long-term assets of discontinued operations	—	4,870
Total Assets	$1,056,918	$791,412

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$21,615	$12,771
Accrued interest payable	10,313	1,561
Other accrued liabilities	22,280	11,733
Current portion of long-term debt	—	29,587
Total current liabilities	54,208	55,652

Long-term debt
Principal amount	492,000	298,500
Less unamortized discount	(5,055)	(3,943)
Long-term debt, net of unamortized discount	486,945	294,557

Deferred income tax liabilities	153,933	112,144

Total Liabilities	695,086	462,353

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,276 shares and 50,154 shares at March 31, 2011 and 2010, respectively	503	502
Additional paid-in capital	387,932	384,027
Treasury stock, at cost - 160 shares and 124 shares at March 31, 2011 and 2010, respectively	(416)	(63)
Accumulated deficit	(26,187)	(55,407)
Total Stockholders' Equity	361,832	329,059

Total Liabilities and Stockholders' Equity	$1,056,918	$791,412

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2011	2010
Operating Activities
Net income	$29,220	$32,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,108	11,450
Loss (gain) on sale of discontinued operations	890	(253)
Deferred income taxes	9,324	11,012
Amortization of deferred financing costs	1,043	1,926
Impairment of goodwill and intangible assets	—	2,751
Stock-based compensation costs	3,575	2,085
Loss on extinguishment of debt	300	2,166
Amortization of debt discount	702	—
Loss on disposal of equipment	153	—
Changes in operating assets and liabilities, net of effects of purchases of businesses
Accounts receivable	4,918	6,404
Inventories	12,443	(3,351)
Prepaid expenses and other current assets	154	(3,559)
Accounts payable	1,784	(3,127)
Accrued liabilities	12,056	(192)
Net cash provided by operating activities	86,670	59,427

Investing Activities
Purchases of equipment	(655)	(673)
Proceeds from sale of property and equipment	12	—
Proceeds from sale of discontinued operations	4,122	7,993
Acquisition of Blacksmith, net of cash acquired	(202,044)	—
Acquisition of Dramamine	(77,115)	—
Net cash (used in) provided by investing activities	(275,680)	7,320

Financing Activities
Proceeds from issuance of debt	—	296,046
Proceeds from issuance of Senior Notes	100,250	—
Proceeds from issuance of Senior Term Loan	112,936	—
Payment of deferred financing costs	(830)	(6,627)
Repayment of long-term debt	(51,087)	(350,250)
Proceeds from exercise of stock options	331	—
Shares surrendered as payment of tax withholding	(353)	—
Net cash provided by (used in) financing activities	161,247	(60,831)
(Decrease) increase in cash	(27,763)	5,916
Cash - beginning of year	41,097	35,181
Cash - end of year	$13,334	$41,097

Interest paid	$17,509	$24,820
Income taxes paid	$11,894	$15,494

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	Three Months Ended March 31, 2011
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$71,390	$24,239	$95,629
Other revenues	175	559	734

Total revenues	71,565	24,798	96,363
Cost of sales	33,233	16,825	50,058

Gross profit	38,332	7,973	46,305
Advertising and promotion	12,834	1,288	14,122

Contribution margin	$25,498	$6,685	32,183
Other operating expenses			13,559

Operating income			18,624
Other expense			8,809
Provision for income taxes			3,401
Income from continuing operations			6,414
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax benefit			—

Net income			$6,414

	Year Ended March 31, 2011
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$234,042	$99,673	$333,715
Other revenues	543	2,252	2,795

Total revenues	234,585	101,925	336,510
Cost of sales	97,710	67,922	165,632

Gross profit	136,875	34,003	170,878
Advertising and promotion	36,752	6,145	42,897

Contribution margin	$100,123	$27,858	127,981
Other operating expenses			51,836

Operating income			76,145
Other expense			27,617
Provision for income taxes			19,349
Income from continuing operations			29,179
Income from discontinued operations, net of income tax			591
Loss on sale of discontinued operations, net of income tax			(550)

Net income			$29,220

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	Three Months Ended March 31, 2010
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$39,848	$26,526	$66,374
Other revenues	3,122	445	3,567

Total revenues	42,970	26,971	69,941
Cost of sales	16,631	18,353	34,984

Gross profit	26,339	8,618	34,957
Advertising and promotion	4,965	1,579	6,544

Contribution margin	$21,374	$7,039	28,413
Other operating expenses			10,741

Operating income			17,672
Other expense			8,738
Provision for income taxes			3,133
Income from continuing operations			5,801
Loss from discontinued operations, net of income tax			(2,514)
Gain on sale of discontinued operations, net of income tax			—

Net income			$3,287

	Year Ended March 31, 2010
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$178,755	$108,797	$287,552
Other revenues	3,151	1,899	5,050

Total revenues	181,906	110,696	292,602
Cost of sales	67,040	72,118	139,158

Gross profit	114,866	38,578	153,444
Advertising and promotion	24,264	6,659	30,923

Contribution margin	$90,602	$31,919	122,521
Other operating expenses			44,196

Operating income			78,325
Other expense			25,591
Provision for income taxes			20,664
Income from continuing operations			32,070
Loss from discontinued operations, net of income tax			(112)
Gain on sale of discontinued operations, net of income tax			157

Net income			$32,115